Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Form 8-K/A of Carrollton Bancorp of our reports dated March 29, 2013 and April 30, 2012 relating to our audit of the consolidated financial statements of Jefferson Bancorp, Inc., which reports appear in this Current Report on Form 8-K, as amended, of Carrollton Bancorp.

Frederick, Maryland
July 2, 2013